UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2017

Aerojet Rocketdyne Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-01520	34-0244000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 N. Sepulveda Blvd, Suite 500 El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 252-8100

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2017, the Organization & Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Aerojet Rocketdyne Holdings, Inc. (the “Company”) approved the following for the Company’s named executive officers listed below and other key employees: (i) cash incentive awards for fiscal 2016; (ii) fiscal 2017 base salaries to be effective March 25, 2017; (iii) fiscal 2017 annual cash incentive plan metrics and plan design; and (iv) fiscal 2017 long term incentive plan design, metrics and participation. The Committee also approved the achievement of the performance objectives of the Company’s 2014 Long-Term Incentive Program (the “2014 LTIP”) for eligible employees of the Company including certain of the named executive officers.

The table below summarizes the fiscal 2016 incentive awards for the Company’s named executive officers listed below. In addition, for those named executive officers with changes to fiscal 2017 base salaries, or fiscal 2017 long term incentive compensation target percentages, the approved amounts are also included in the table below. Eileen P. Drake, the Company’s CEO and President, was awarded a cash incentive for fiscal 2016 of $1,032,500.

Named Executive Officer	Title	Fiscal 2016 Incentive Award	Fiscal 2017 Annual Base Salary	Fiscal 2017 Long Term Incentive Compensation Target Percentage
Mark A. Tucker	Chief Operating Officer	$457,395	$454,272	135%
Paul R. Lundstrom	Vice President and Chief Financial Officer	$59,762	$442,900
Arjun L. Kampani	Vice President, General Counsel and Secretary	$263,656	$338,000
Kathleen E. Redd*	Vice President, Chief Financial Officer and Assistant Secretary	$395,272	*

*Ms. Redd retired from the Company, effective March 1, 2017. Pursuant to the Transition and General Release Agreement executed December 20, 2016 between Ms. Redd and the Company, she remains eligible for a pro-rata bonus in 2017.

The annual cash incentive program is intended to provide a competitive level of compensation when specific individual and/or business performance objectives are achieved. The fiscal 2016 incentive awards were based on an assessment of actual performance against pre-established Company and business segment performance objectives specified in the Company’s fiscal 2016 annual cash incentive plan. The performance objectives as outlined in the fiscal 2016 annual cash incentive plan included Adjusted EBITDAP, performance measurement profit, cash flow, bookings, and personal factors, as defined therein, each of which were weighted differently.

For 2017, the Compensation Committee approved the short term incentive award plan design, metrics and participation. The potential payouts range from 0% to 200% of an individual’s target incentive. Target incentives represent a percentage of an eligible participant’s base salary. The Compensation Committee has discretion to adjust these payments.

The 2014 LTIP Performance-Based Grants for Mr. Tucker and Ms. Redd vested at 133.8% based on an assessment of actual performance against the pre-established 3-year cumulative free cash flow target. Ms. Drake, Mr. Lundstrom and Mr. Kampani were not participants in the 2014 LTIP grant.

For the 2017 LTIP grant to be made in May 2017, the Compensation Committee approved the long term incentive award plan design, metrics and participation. When granted, the potential vesting will range from 0% - 200% and include pre-established Company performance objectives such as revenue, EBITDAP, Return on Invested Capital, and cumulative Competitive Improvement Program investments and savings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 3, 2017	AEROJET ROCKETDYNE HOLDINGS, INC.

	By:	/s/ Arjun L. Kampani
		Name:	Arjun L. Kampani
		Title:	Vice President, General Counsel and Secretary